Exhibit 10.4

[SUCCESS from HOME LOGO]

September 27, 2005

Sam Caster

Mannatech, Inc.

600 South Royal Lane

Suite 200

Coppell, TX 75019

Dear Sam,

This letter is to signify the intent for VideoPlus to feature Mannatech, Inc. in the April 2006 issue of Success from Home magazine.

Terms:

•	This magazine will appear in bookstores nationwide (including Barnes & Noble, Borders, Books-a-Million, B. Dalton and Hastings) from April 1st 2006 until April 30th 2006.
•	Mannatech agrees to purchase a minimum of 100,000 copies at $3.50 each.
•	Each copy of the magazine will include a DVD which will be duplicated by VideoPlus at VideoPlus expense.
•	VideoPlus will bear all reasonable production costs for the Magazine only.
•	Mannatech will work with VideoPlus to develop a Table of Contents for the magazine and provide access to resource material, interview subjects and photography where possible.
•	Mannatech will be able to review content and participate in content development relating to Mannatech prior to publication date (this includes everything except for the personal development and third party content for that specific issue – although Mannatech may participate in selecting contributors and subjects for this content).
•	Mannatech will select distributors profiled and interviewed for the magazine.

This Agreement is being emailed and a hard copy mailed to your office in Coppell, TX. Please print two (2) copies of this Agreement, sign and return one (1) copy both by FAX (940-497-9914) and by mail to me at the following address:

Stuart Johnson

President

VideoPlus, Inc.

200 Swisher Road

Lake Dallas, TX 75065

We look forward to working with Mannatech on this project.

Sincerely,

/s/ Stuart Johnson Stuart Johnson President and CEO VideoPlus cc Steve Lemme – by email Deborah Heisz – by email	/s/ Sam Caster Sam Caster Mannatech, Inc. Date: 9-27-05

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